Exhibit 99

Conference Call Transcript - 4/23/04 FINAL

2nd Quarter - Fiscal 2004

Operator: Good morning. My name is (Crystal) and I will be your conference facilitator today. At this time I would like to welcome everyone to the Peoples Energy Quarterly Earnings conference call. All lines have been placed on mute to prevent any background noise.

After the speakers' remarks there will be a question and answer period. If you would like to ask a question during this time, simply press Star then the number 1 on your telephone keypad. If you would like to withdraw your question, press the Pound Key. Thank you.

Mr. Patrick, you may begin your conference.

Tom Patrick: Thank you and good morning, I'm Tom Patrick, chairman, president and CEO of Peoples Energy. With me today are Tom Nardi, Senior Vice President and Chief Financial Officer, Doug Ruschau, Vice President and Treasurer, and MaryAnn Wall, our Manager of Investor Relations. Today we'll be reviewing with you our fiscal year 2004 second quarter and fiscal year-to-date results, after which we will open the call -- for questions.

Before we begin, let me remind you that throughout this conference call, we will be making some forward-looking statements such as business plans and expectations for future development and earnings growth. Actual results could differ materially from such expectations because of changing business conditions and other uncertainties, some of which are listed in the company's press release or under the captions "Business" and "Management's Discussion and Analysis" in the Company's Form 10-K filed with the Securities and Exchange Commission, as such information may be updated by subsequent filings under the Securities Exchange Act of 1934.

Earlier this morning, we announced fiscal 2004 second quarter earnings of $1.46 per diluted share, down from last year's second quarter results of $1.77 per share. On a fiscal year-to-date basis, earnings per diluted share were $2.32, a decline of $0.32 from the same period last year.

The quarter was negatively impacted by lower gas deliveries and higher operating costs in our core Gas Distribution segment, partially offset by continued strong growth in the diversified businesses. In particular, the Oil and Gas Production and Retail Energy Services segments once again posted very strong results.

The year-to-date story is a similar one, with lower Gas Distribution results partially offset by higher diversified earnings.

With the exception of warmer than normal weather and softer gas demand unrelated to weather, most of the decline in Gas Distribution results on a year-to-date basis was expected. Over the remainder of the fiscal year, we believe we can overcome those two factors and still realize annual results within our original target of $2.70 to $2.85 per share.

Let me summarize for you some of the reasons why I say that --

    First, continued strong growth in production and higher than anticipated natural gas prices should result in higher than expected Oil and Gas Production results in fiscal 2004.

Fiscal year-to-date, net realized prices are up almost 10% for gas and about 15% for oil versus last year. Gas production is up over 13% year to date versus the year-ago period, and we currently anticipate an increase of 15-20% for the full year compared to fiscal 2003.

In addition to the acquisition that was completed in December, which contributed over 5 MMcfe/d in the second quarter, our drilling program continues its record of success, with 26 wells drilled year-to-date and a success rate of 92%.

We now believe that this business segment can achieve nearly $50 million in operating income in fiscal 2004, up from about $32 million last year.
    Our Retail Energy Services business is also having an outstanding year, with the total customer count up 28% from a year ago. Several larger volume customers were added in the first half and retention rates remain high for existing customers. Gas volumes delivered are up 19%, and gas margin in the first half was stronger than expected. This business continues to focus on profitable growth, and is conducting a new sales campaign this month directed at commercial markets in northern Illinois.

    In the Midstream business, although second quarter results lagged last year's excellent numbers, we currently project that we'll make up much of that deficit in the second half of the year. As we have said before, quarter to quarter variations in this business can be significant depending upon the timing of transactions and the level of gas price volatility.

    In the Gas Distribution segment, many of our key credit and collection metrics look favorable at this point. As an example, at the end of this year's winter cutoff moratorium, the number of customers eligible for disconnect was down 36 percent from that seen a year ago. We are confident that bad debt expense will be lower in fiscal 2004 than in the prior year.

    Included in our plan for the year were two other items of note that should benefit second half results -- the monetization of one of our western power sites and utility land sales.

Finally, let me update you on the status of our 2001 gas charge review. Fortunately, after almost two and half years, this case is beginning to progress toward a conclusion. A status hearing is scheduled for May 12. We have answered substantially all discovery and we hope at this hearing to set a procedural schedule. We are doing everything in our power to conclude the case before the end of the calendar year. I might add that we recently opened a new section on our corporate web site dedicated to the case. The new link provides detailed information on the gas charge review process and our positions in this proceeding.

Now Tom Nardi will provide some further insight on second quarter and year-to-date results.

Tom Nardi: Thanks, Tom. Peoples Energy today reported second quarter net income of $54.9 million, or $1.46 per diluted share, compared to last year's second quarter net income of $63.5 million, or $1.77 per diluted share. On a year-to-date basis, net income was $86.3 million or $2.32 per share, compared to $94.5 million or $2.64 per share a year ago. Average shares outstanding increased 1.7 million for the second quarter and 1.5 million year-to-date compared to a year ago, resulting in dilution of about $0.07 and $0.10 per share, respectively.

Let me briefly recap the major factors underlying the change in results for each segment.
    Beginning with Gas Distribution, operating income declined $21.0 million for the quarter and $27.8 million year-to-date compared to a year ago. Once again, the largest single factor impacting the year-over-year comparisons was weather. Weather was 5.1% or 171 degree days warmer in the second quarter and 7.2% or 412 degree days warmer on a year-to-date basis versus the year-ago periods. Each 100 degree day variance is worth approximately $3 million in margin, which accounts for about 25% of the quarterly decline in operating income and almost half of the year-to-date decline.

Delivery volumes on a weather normalized basis also declined an estimated 4% (or 5 Bcf) in the quarter and 2% (or about 3 Bcf) year-to-date compared to a year ago. The majority of this reduction was among residential customers, and we believe most of it is due to customer conservation in response to continued high gas prices.

Over the past three years, normalized margin and sales have remained relatively constant despite higher natural gas prices. This quarter's decline is disappointing, but not yet a trend, as the first quarter showed modest improvement over the prior year.

In terms of operating expenses, the single largest increase for both the quarter and year-to-date periods was pension expense. Pension expense increased $3.9 million for the quarter and $3.1 million year-to-date versus the year-ago periods. We continue to estimate that pension expense for the full year will total approximately $10 million, compared to a $1.6 million credit recorded in fiscal 2003, with most of that expense hitting the Gas Distribution segment.

Bad debt expense increased $1.9 million for the quarter and $0.5 million year-to-date compared to the prior year periods. However, we expect bad debt expense to be lower for the full year compared to fiscal 2003. As Tom noted, many of the credit metrics that we track are improving, and we are very confident that the current reserve for uncollectibles is adequate. Also, as a reminder, third quarter results for fiscal 2003 included a $5.0 million increase to boost the reserve for uncollectibles, which will not recur in the current year.

Finally, another factor affecting year-to-date results compared to last year is the inclusion in the year-ago period of a $4.1 million reduction in the municipal and state revenue tax accrual. An additional reduction of $5.6 million was made to the accrual in last year's fiscal third quarter, which will not be repeated in fiscal 2004.

    Turning to our diversified energy segments, operating income increased in aggregate by $3.9 million, or 22%, for the quarter, and $10 million, or 38%, year-to-date compared to the year-ago periods. The most significant increase has been in the Oil and Gas Production business, with operating income up $5.7 million for the quarter and $10.2 million year-to-date.

For the remainder of the year, our current outlook assumes a $5.20 per MMBTU average NYMEX price for unhedged gas volumes, versus our original annual average expectation of $5.00 per MMBTU. The current strip for the remainder of fiscal 2004, including the April closed price of $5.37, is averaging approximately $5.60 per MMBTU, which represents upside if those prices hold. As noted in the press release, the first $0.25 change in the assumed NYMEX price for the remainder of the fiscal year is estimated to have an operating income impact of approximately $1.2 million.

Our current hedge position is also provided in the press release. As of yesterday, the Company has hedges in place for approximately 13 million MMBTUs for the remainder of the year, or approximately 80% of estimated remaining fiscal 2004 production.
    Power results did not materially change from a year-ago either for the quarter or year-to-date periods.

    In the Midstream segment, operating income declined $4.7 million for the quarter and $3.8 million year-to-date. It would have been difficult for the Midstream business to match last year's record results, which benefited from high gas price volatility in that period. In contrast, price volatility was relatively mild in the fiscal 2004 second quarter, which reduces the value of storage and pipeline assets managed by the Midstream business.

    In the Retail Energy Services segment, operating income was up $2.6 million for the quarter and $3.7 million year-to-date compared to a year ago. The business continues to be successful in attracting smaller commercial customers, both gas and electric, while carefully managing its costs

    In addition, the quarter and year-to-date periods also benefited from a $2.2 million adjustment in accrued income taxes.

Turning to other financial matters, we continue to estimate that capital expenditures will total approximately $180 million, with Oil and Gas Production expenditures expected to be in the $85-$90 million range and most of the balance targeted for Gas Distribution. Our balance sheet remains very strong, with a total debt to total debt plus equity ratio of 50% at March 31, 2004. Our liquidity also remains very strong, and during March, we renewed our Peoples Energy corporate backup credit facility for a 3-year term at a level of $225 million. We therefore are well positioned from a financial perspective to take advantage of investment opportunities.

Finally as many of you know our current weather insurance policy expires at the end of fiscal 2004 and I am pleased to report that we recently entered into a new agreement for fiscal 2005 with XL Capital. The policy works similar to a collar, with a 6,800 degree day ceiling and a 6,100 degree day floor, with varying levels of payout.

This concludes my remarks, and I'll now turn it back to Tom.

Tom Patrick: Thanks, Tom. As we indicated coming in to fiscal 2004, this year has presented a number of challenges, especially in our Gas Distribution segment. These have been compounded by warmer-than-normal weather. Even so, we continue to believe that our full year results will be in the range that was originally forecast, due to the strong performance of our diversified businesses. Our strategy of balancing the core business with a portfolio of complementary energy businesses is rewarding us with improvement in overall earnings reliability.

For the longer term, we expect the utilities to benefit from improved business conditions, normal weather, continued cost management, lower bad debt and stabilized pension expense. The diversified portfolio of businesses will continue to enhance our growth, so the company can deliver on its planned overall 5 percent growth rate over time.

We'll now open the call up for questions.

Operator: At this time I would like to remind everyone in order to ask a question, please press Star then the number 1 on your telephone keypad. We'll pause for just a moment to compile the Q&A roster.

Your first question is from David Maccarrone with Goldman Sachs.

David Maccarrone: Good morning.

Tom Patrick: Hi David.

David Maccarrone: I want to ask a question about the - in the utility business -- if you could review the impact of the decline in the customer count and maybe quantify better for us the impact of conservation or usage per customer.

Tom Patrick: I can give you a general statement there David. We have seen a decline. If you're just looking at the most recent count versus what it was a year ago, it's down by - and Tom can perhaps give us a specific number, but as we've analyzed these we've seen the trend that I have talked about previously.

We are seeing a decline in residential non-heating customers and an increase in residential heating customers and that's true particularly at Peoples Gas in Chicago. So that when you net those we are still down but we continue to see an improvement as I call it in the quality of number of customers.

The other thing is that this year we did have a larger number of customers who were disconnected in disconnect season last year going into the winter and who have not been - were not reconnected for service. That of course reduces margins but also gives you the benefit since they were people who did not pay their bills of reducing your bad debt exposure. Tom, do you have anything to ...

Tom Nardi: Yes David, the customer count at six months is down about 14,000 average customers. About 12,000 of that decline is in the category Tom talked about, the residential non-heating. Residential heating was only down a couple of thousand customers.

And the average use per customer overall year to date remained flat at 188 (decatherms) per customer. If you recall the first quarter these numbers were up a little bit. This quarter they're down a little bit and overall year to date they're holding steady with last year.

David Maccarrone: What do you see is the long term trend in both the customer count and usage and what's your outlook for the customers that have not yet been reconnected? Are they just lost or do you anticipate recovering that margin down the road?

Tom Nardi: Well the recent trend, the last three year trend on use per customer, we've really hung in there pretty well. Fiscal '01 residential use per customer was 156 (decatherms). Last year, fiscal '03, it was 163 (decatherms). So this shift from non-heating to heating customers, while it may result in a decline in customer count is actually helping our average use per customer.

David Maccarrone: Okay, thank you.

Operator: Your next question comes from Rakhee Mirchandani with George Weiss Associates.

(Brad Donavan): Hi, it's actually (Brad Donavan). Can you give me the cap ex number again for '04? And out of curiosity, who was the counter party on the weather insurance for '05?

Tom Nardi: The counter party is a subsidiary of XL.

(Brad Donavan): Okay.

Tom Nardi: And the cap ex outlook for the year?

(Brad Donavan): Yes.

Tom Nardi: $180 million in total -- oil and gas expected to be $85 million to $90 million of that with most of the rest of it gas distribution.

(Brad Donavan): Great, thank you very much.

Tom Nardi: You're welcome.

Operator: Your next question comes from Devin Geoghegan with Zimmer Lucas Partners.

Devin Geoghegan: Hi, good morning. I just wanted to ask a couple of questions on the E&P business. One, for the hedges you guys gave them in BTUs. Should we be grossing up both the BTUs or the volumes on the prices by 105% to get it to cubic feet?

Tom Patrick: Technically, probably yes. We'll leave that up to you.

Devin Geoghegan: Okay, so really, I mean, in terms of 13 million BTUs it's more like 14 Bcf hedged?

Tom Patrick: Yes.

Devin Geoghegan: Okay, and then ...

Tom Patrick: Wait -- no, that's not necessarily - I think you may have it in reverse.

Devin Geoghegan: I have it in reverse?

Tom Patrick: Well most of the gas has a higher than 1000 BTUs content.

Devin Geoghegan: Per cubic foot?

Tom Patrick: Per cubic foot, yes.

Devin Geoghegan: Okay. And then just for production levels, it seems like - I think you said you were hoping to get $50 million of EBIT out of the production business.

Tom Patrick: Yes.

Devin Geoghegan: It seems like just backing into it that you're looking for something like 24%, 25% production growth rather than 14% you've got year to date. Is that accurate?

Tom Patrick: Well we have said we're looking at 15% to 20% for the full year.

Devin Geoghegan: Okay.

Tom Patrick: And yeah, and that's what's reflected in our numbers.

Devin Geoghegan: Okay, just two more quick questions. The tax benefit of $2.2 million, is that going to recur or is that just a - is that just a catch-up?

Tom Nardi: No, that was a true-up of where we see our tax exposures based on a current look at March 31. You know, those do happen from time to time but that's not something that is repeating or regular.

Devin Geoghegan: Okay, because I think your effective tax rate last year was like 36.5%.

Tom Nardi: Yes.

Devin Geoghegan: And this took it down to 34.5%.

Tom Nardi: Yes.

Devin Geoghegan: Do you still expect the full year to be on par with last year?

Tom Nardi: No -- it should be closer to the year to date number. It will be a little bit higher than the year to date number because of that adjustment but it will be a little bit lower than last year.

Devin Geoghegan: Does that lower tax rate continue forward or is it just an '04 lower tax rate?

Tom Nardi: I think you can assume that continues forward.

Devin Geoghegan: Okay, fair enough. Last question -- can you just tell us what kind of gain you're expecting on the power side?

Tom Nardi: We're not giving out the separate number for power. We talked about both power and utility asset sales in the second half and they're in the $4 to $8 million range between the two of them.

Devin Geoghegan: So $4-$8 million in net income?

Tom Nardi: Four to eight, yes -- operating income.

Devin Geoghegan: Of EBIT? Great, thank you very much.

Operator: Your next question comes from David Grumhaus with Copia Capital.

David Grumhaus: Good morning guys.

Men: Good morning David.

David Grumhaus: Just that $4 million to $8 million -- that is in the guidance from the power utility land sales?

Tom Nardi: Yes.

David Grumhaus: Okay. Bad debt question -- I hear you saying that it's going to improve over the rest of the year. You know, on a percentage basis I think you were going from 2.75% to 2.5%. Obviously revenues are down a lot. Are you still shooting for that 2.5% and, you know, what are you sort of seeing on a year to date basis?

Tom Nardi: Year to date we have accrued at the 2.5% rate. That was comparable to last year's first half. Revenues are actually not down, David. The revenues are relatively flat.

David Grumhaus: Because of the gas prices?

Tom Nardi: Because gas prices are higher and that's offsetting the warmer weather.

David Grumhaus: Okay.

Tom Nardi: The upside we see is that last year in the second half we accrued at about - just shy of a 4% rate because of that third quarter adjustment.

David Grumhaus: Right.

Tom Nardi: And that's where we see a large opportunity to improve off of that even if we stay at the 2.5%.

David Grumhaus: Okay but you're still squarely on the 2.5% despite the $1.9 million increase?

Tom Nardi: Yes -- if not better.

David Grumhaus: Okay. Corporate -- could you talk a little bit there? You know, I guess hone in generally, I think you thought you were going to see some pick-up year over year in O&M, in savings. Is that not being realized? Is it the timing issue? You know, what's happening there?

Tom Nardi: Well it's really a couple of unusual items. We've talked about this one item in the past, thats stock appreciation rights. The higher Peoples Energy stock price at the end of the quarter causes us to have more expense for that plan which is a diminishing plan. No new grants have been made but there still are a couple of hundred thousand shares outstanding.

So that was $1.4 million of the quarterly increase in corporate. The other major factor is higher legal expenses related to the ongoing cases regarding our gas charge case in Illinois.

So none of them reflect ongoing problems with costs. We're very much on track with our labor costs and normal recurring costs.

David Grumhaus: And those stock appreciation rights will move around with the stock price?

Tom Nardi: Yes they do.

David Grumhaus: Okay, so to the extent, you know, if your stock is down you'll get a pick-up in this quarter?

Tom Patrick: That's correct.

David Grumhaus: Okay. What ROE are we running at the utility on a 12 month basis?

Tom Nardi: It's running in the 10% to 11% range. If you adjust for weather it would be closer to 11%, actual it would be closer to 10%.

David Grumhaus: So you're sort of right at your allowed ROE?

Tom Nardi: Yes.

David Grumhaus: Okay. Does that make you think about just giving what you've seen on the expense side, you know, the need to go in for rate relief?

Tom Patrick: We haven't been in for a rate case for ten years and obviously the need for rate relief is something you always take a look at. But our situation at this point is not one that suggests to us that we would be taking an action like that at this time.

The area - this is Tom Patrick speaking. The area that interests me more in rates is less the question of what you might call rate relief than whether we need to be looking at some rationalization of rate designs to reflect some of the risks and changes in the market that have occurred in the last decade, a lot of them related to high gas prices.

David Grumhaus: Okay. Last question -- on the midstream business, obviously down a lot quarter over quarter. It sounds like at least a portion of that is timing, obviously some of it is volatility. But are you still sort of confident that you can get to your plan for midstream for the year and, you know, were you surprised this quarter it was down as much as it was?

Tom Patrick: No, we were not surprised it was down as much as it was. Last year we had really excellent results related to the fact that prices rose pretty dramatically in the second quarter last year if you remember.

David Grumhaus: Right.

Tom Nardi: But they're looking at a number of opportunities that give them confidence there that they will meet their annual bogie. There is some opportunities that have come to the fore using some storage that was acquired in Michigan, also using some pipeline capacity that they have control of that's got - that I guess you would say "in the money" now.

And also there is some opportunities for increasing the work that we have done supporting power generation fuel requirements in the region. So as they look at the whole of their business they see enough opportunity, particularly in the fourth quarter, to make their annual estimate.

David Grumhaus: Great. Thanks for all the time.

Tom Nardi: Okay.

Operator: Your next question comes from Anatol Feygin with J.P. Morgan.

Anatol Feygin: Yes, good morning everyone. Could you give us a sense for strategy in the E&P business going forward vis-à-vis the increased cap ex? Should we expect less acquisitions and more internal growth going forward or will you guys continue to look for transactions in this sort of tens of millions of dollars range to augment your existing positions?

Tom Patrick: If we want to continue to grow that business, we will need to for the foreseeable future include a component of acquisitions. It doesn't necessarily have to happen every year. You know, that's going to be a function of the market for acquisitions.

But over the long term we would still expect to see a combination of acquisitions and drilling to produce the growth that we are looking for.

Anatol Feygin: Is it fair to say that the weighting has shifted more towards organic growth, towards increased cap ex or could you see sort of maintaining the same level of deal flow and have the increased cap ex?

Tom Patrick: You know, if you smooth it out over the years your hypothesis is probably correct. The thing is you can't, you know, quarter to quarter and year to year say exactly where the weight will be because you have to be to some extent opportunistic.

Anatol Feygin: Sure.

Tom Patrick: Certainly we have been building - as we have made acquisitions over a period of time we've been building drilling inventory. That gives us the ability to depend more on that for a period of time than on acquisitions for our growth.

Anatol Feygin: Okay, thanks very much.

Operator: Your next question comes from Phillip Salles of CSFB.

Phillip Salles: Thank you. Most of my questions were answered. But just, you know, following on Anatol's question, in your prepared remarks you commented on taking advantage of investment opportunities. Can you just continue the discussion looking at the growth rate in the longer term?

Back in October you kind of described 2004 as a pause. Given that we now have two quarters under our belt and you see the trends for the second half, do you still feel that's a fair characterization of '04 or do you feel a little bit more confident now that we have six months as actuals?

Tom Patrick: Well our - as we said, we're still confident that '04 will come in the initial range that we forecasted. We haven't talked in specifics yet about '05 for example, but we do continue to believe that our - over the long term our strategy will yield the 5% growth that we have been promising people.

Phillip Salles: Okay, thank you very much.

Operator: Your next question - excuse me. At this time I would like to remind everyone, in order to ask a question please press Star 1 on your telephone keypad.

Your next question comes from Sam Brothwell with Merrill Lynch.

Sam Brothwell: Hi, I think most of mine have been covered as well but just to follow up on a prior one. Can you remind us kind of - you alluded to a bogie for the midstream business for this year. Can you remind us what that is?

Tom Nardi: We haven't given out any kind of a bogie for the midstream business by itself. We talk about midstream power and retail together being up 10% to 15%. And the midstream has been down a little bit but retail has helped pick up that slack. So I think that's still where we would stand Sam.

Sam Brothwell: Given the strong performance you saw last year and you indicated you expect that to pick up in the latter half of this year. But do you still expect year over year - would you expect midstream to be down a little bit relative to last year given the volatility that you saw then?

Tom Nardi: No. We I think planned that midstream might be down a little bit this year.

Sam Brothwell: Okay.

Tom Patrick: He's agreeing with you Sam.

Sam Brothwell: Okay, thanks a lot.

Tom Nardi: While I have the mike, Devin I just wanted to get back to that effective tax rate question because I think I misspoke. You would be better off using last year's as a long term going forward number.

Operator: Your next question is a follow-up question from David Maccarrone with Goldman Sachs.

David Maccarrone: Tom, I was wondering if you could provide us hedges for 2005.

Tom Nardi: Yes we can. We have hedges in place for 22, roughly 22 Bcf. It would represent 75% of expected production assuming no production growth. It would be about 66% if you assume 10% production growth. And 8 Bcf of that would be swaps at about $4.10 and about 14 Bcf would be collars from $4.37 to $5.45.

David Maccarrone: Okay. And then on - anything on oil. Do you have the model numbers that you're using for oil as well? Or is it just ...

Tom Nardi: I don't have that handy David. Let me see if I can find that before the end of the call.

David Maccarrone: Okay. And then equity investment income, where are you in the divestiture process in the (E&P) segment and what do you expect for the rest of the year?

Tom Patrick: We're not in the divestiture process. The investment has been performing and so the - this is a limited partnership that we're in with a number of other parties and the partners have determined to keep the business operating. Our investment in that is about $20 million.

David Maccarrone: Is that a change in the partnership strategy?

Tom Patrick: It is, it was -- yes.

David Maccarrone: Okay, and so what do you anticipate coming from there going forward?

Tom Patrick: I don't really have a number for you.

Tom Nardi: We really anticipate more of a break-even scenario there for book income purposes.

David Maccarrone: Okay, thank you very much.

Tom Nardi: And the oil number David for '05, is that what you're asking?

David Maccarrone: Yeah.

Tom Nardi: It's about 80% hedged at just shy of $27.

David Maccarrone: Okay, thanks.

Tom Nardi: That's assuming no growth in production.

Operator: Your next question is a follow up question from David Grumhaus from Copia Capital.

David Grumhaus: Hi, David Maccarrone got my question so I'm all set, thanks.

Operator: At this time there are no further questions. Mr. Patrick, are there any closing remarks?

Tom Patrick: No, I just want to thank people for their attention. Thank you for the good questions. I hope this is of help and good day.

Operator: Thank you for participating in today's Peoples Energy Quarterly Earnings conference call. This call will be available for replay beginning at 11:00 a.m. Eastern Time today through 11:59 p.m. Eastern Time on Wednesday, April 28, 2004. The conference ID number for the replay is 6113639. Again, the conference ID number for the replay is 6113639. The number to dial for the replay is 1-800-642-1687 or (706) 645-9291.